AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 2005

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)

                            Community West Bancshares

--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock (No Par Value)

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   204157-10-1
                      -------------------------------------
                                 (CUSIP Number)

                                November 9, 2005
                      -------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

          ( )    Rule 13d-1 (b)
          (X)    Rule 13d-1 (c)
          ( )    Rule 13d-1 (d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  204157-10-1

1       NAME OF REPORTING PERSONS

                  Investors of America Limited Partnership
                  IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) -(X)-

                                                                    (b) -( )-

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Nevada

                                             5     SOLE VOTING POWER
NUMBER OF SHARES                                         568,696
BENEFICIALLY OWNED
BY EACH REPORTING                            6     SHARED VOTING POWER
PERSON WITH                                                 0

                                             7     SOLE DISPOSITIVE POWER
                                                         568,696

                                             8     SHARED DISPOSITIVE POWER
                                                            0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  568,696

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |X|

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  9.9%

12      TYPE OF REPORTING PERSON (See Instructions)
                  PN

CUSIP NO.  204157-10-1

1       NAME OF REPORTING PERSONS

                  First Banks, Inc.
                  IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) -(X)-

                                                                     (b) -( )-

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Missouri

                                             5     SOLE VOTING POWER
NUMBER OF SHARES                                         291,627
BENEFICIALLY OWNED
BY EACH REPORTING                            6     SHARED VOTING POWER
PERSON WITH                                                 0

                                             7     SOLE DISPOSITIVE POWER
                                                         291,627

                                             8     SHARED DISPOSITIVE POWER
                                                            0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  291,627

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |X|

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  5.1%

12      TYPE OF REPORTING PERSON (See Instructions)
                  HC

CUSIP NO.  204157-10-1

1       NAME OF REPORTING PERSONS

                  Allen H. Blake
                  IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) -(X)-

                                                                     (b) -( )-

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America

                                             5     SOLE VOTING POWER
NUMBER OF SHARES                                                 0
BENEFICIALLY OWNED
BY EACH REPORTING                            6     SHARED VOTING POWER
PERSON WITH                                                      0

                                             7     SOLE DISPOSITIVE POWER
                                                                 0

                                             8     SHARED DISPOSITIVE POWER
                                                                 0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (X)

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0.0%

12      TYPE OF REPORTING PERSON (See Instructions)
                  IN

ITEM 1 (A) NAME OF ISSUER:

          Community West Bancshares

ITEM 1 (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         445 Pine Avenue, Goleta, California 93117

ITEM 2 (A) NAME OF PERSON FILING:

        i)   Investors of America Limited Partnership.
        ii)  First Banks, Inc.
        iii) Allen H. Blake.

ITEM 2 (B) ADDRESS OF PRINCIPAL OFFICE:

        i)   135 North Meramec, Clayton, MO 63105.
        ii)  135 North Meramec, Clayton, MO 63105.
        iii) 600 James S. McDonnell Boulevard, Hazelwood, MO 63042.

ITEM 2 (C) CITIZENSHIP:

        i)   Nevada limited partnership.
        ii)  Missouri corporation.
        iii) United States of America.

ITEM 2 (D) TITLE OF CLASS OF SECURITIES:

        This statement relates to Common Shares of the Issuer ("Shares").

ITEM 2 (E) CUSIP NUMBER:              204157-10-1

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        (a)-(j) Not Applicable

ITEM 4  OWNERSHIP:

        (a)(b) Amount beneficially owned and Percent of class:
               i)  Investors of America Limited Partnership - 568,696 (9.9%)
               ii) First Banks, Inc. - 291,627 (5.1%)
               iii) Allen H. Blake - 0 (0.0%)

        (c) Each Reporting Person has the sole power to dispose or direct the disposition of and the sole power to vote or direct the vote of its or his respective shares.

ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         This item is not applicable

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         None

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         This item is not applicable.

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Exhibit 99.1

ITEM 9  NOTICE OF DISSOLUTION OF GROUP.

         This item is not applicable.

ITEM 10   CERTIFICATION.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                        SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                      INVESTORS OF AMERICA LIMITED PARTNERSHIP



                                        /s/ James F. Dierberg
                                        ----------------------------------------
                                            James F. Dierberg, President of
                                            First Securities America, Inc.,
                                            General Partner


                                      FIRST BANKS, INC.



                                       /s/ Allen H. Blake
                                       -----------------------------------------
                                           Allen H. Blake,
                                           President and Chief Executive Officer



                                       /s/ Allen H. Blake
                                       -----------------------------------------
                                           Allen H. Blake, as an individual


Date: November 10, 2005

                                  EXHIBIT 99.1


         The following are members of the group filing this Schedule 13G (Amendment No. 4): Investors of America Limited Partnership, First Banks, Inc., and Allen H. Blake.

                                    EXHIBIT A

            Consent Agreement Pursuant to 17 C.F.R. 13d-1(k) (1)(iii)

         Each of the undersigned hereby consents and agrees to the filing on behalf of each of them of the foregoing joint statement on Schedule 13G pursuant to 17 C.F.R. 13d-1(k)(1)(iii) with respect to his/her/its beneficial ownership of the shares of the Issuer.

                                   INVESTORS OF AMERICA LIMITED PARTNERSHIP



                                      /s/ James F. Dierberg
                                      ------------------------------------------
                                          James F. Dierberg, President of
                                          First Securities America, Inc.,
                                          General Partner


                                   FIRST BANKS, INC.



                                      /s/ Allen H. Blake
                                      ------------------------------------------
                                          Allen H. Blake,
                                          President and Chief Executive Officer



                                      /s/ Allen H. Blake
                                      ------------------------------------------
                                          Allen H. Blake, as an individual


Date: November 10, 2005